Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 30, 2020, relating to the balance sheet of Dragoneer Growth Opportunities Corp. II (formerly known as Dragoneer Growth Opportunities Beta Corp.) as of September 30, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from September 25, 2020 (inception) through September 30, 2020, appearing in the Registration Statement on Form S-1, File No. 333-249767, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 16, 2020